UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

DIGITAL GENERATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 750 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2005, Digital Generation Systems, Inc. and privately-held FastChannel Network, Inc. entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction valued at approximately $36.0 million based upon the last reported sale price of DG Systems common stock on the Nasdaq National Market.

Under the terms of the agreement, FastChannel will merge with a subsidiary of DG Systems through the issuance of approximately 52.0 million DG Systems’ common shares to FastChannel stockholders.  Additionally, DG will assume up to $10 million of FastChannel debt.  DG expects to file a registration statement in order to register the shares issued to the FastChannel stockholders as well as refinance its current debt obligations and the debt assumed pursuant to the transaction.

Prior to any transaction related financing, the combined company will have approximately 126.2 million fully diluted shares outstanding and current DG Systems shareholders will own approximately 59%, while FastChannel shareholders will own approximately 41% of the combined enterprise.

Upon consummation of the merger it is expected that DG’s Scott K. Ginsburg will be Chairman and CEO of the combined company; FastChannel’s CEO and President John Roland will become President and COO; and DG Systems’ CFO Omar Choucair will continue to serve in this capacity.  DG Systems and FastChannel will each nominate three members of the Board of Directors of the combined company, with one additional independent director to be appointed.

The transaction is expected to be consummated late in the first quarter of 2006 or early in the second quarter of 2006, subject to a vote by stockholders of both companies and to certain regulatory approvals and other customary closing conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION SYSTEMS, INC.
(Registrant)
Date: December 21, 2005
	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

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